O’Neill Law Group PLLC	435 Martin Street, Suite 1010 Blaine, WA 98230
Stephen F.X. O’Neill*	Telephone: 360-332-3300
Christian I. Cu**	Facsimile: 360-332-2291
Conrad Y. Nest*	E-mail: cic@stockslaw.com

File #4471
May 24, 2006

PURE PHARMACEUTICALS CORPORATION
P.O. Box 55
1594 Stone Mill Park
Bellona, New York 14415

Attention: Mr. Roger Gordon

Dear Sirs:

RE: Pure Pharmaceuticals Corporation
- Registration Statement on Form SB-2

We have acted as special counsel for Pure Pharmaceuticals Corporation, a Nevada corporation (the "Company"), for the limited purpose of providing a legal opinion to be included with the Company’s Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the proposed resale by the selling security holders named in the Registration Statement (the “Selling Stockholders”) of up to 12,600,000 shares of the Company’s common stock (the “Shares”) held by the Selling Stockholders.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares; and (e) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein. We have also relied, without investigation, upon an Officers' Certificate executed by Roger Gordon, the Company’s President.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)  Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

(b)  We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

VANCOUVER OFFICE:   O'Neill Law Corporation
                            Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada  V6E 3P3
                            Tel: (604) 687-5792 / Fax: (604) 687-6650

                            * Washington and British Columbia Bars; ** Nevada, Washington and British Columbia Bars

O'Neill Law Group PLLC

(c)  We have assumed that each of the statements made and certified in the Officer's Certificate provided by the Company’s President was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that the Shares are validly issued, fully paid and non-assessable shares in the Company’s common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ O’Neill Law Group PLLC
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O’NEILL LAW GROUP PLLC